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                                                                    Exhibit 99.1



                     Workstream Inc. Announces E-Cruiter.NET
         Workstream demonstrates the power of the Microsoft.NET platform for corporate recruiting


Ottawa, CANADA, May 8, 2002 - Workstream Inc. (NASDAQ - WSTM) - a leading provider of Human Capital Management (HCM) Web-enabled solutions and professional services, today announced a major capability breakthrough for corporate recruiting and workforce management systems.

Workstream has integrated several .NET platform components with its E-Cruiter web-based recruiting software, and is bringing the capabilities to market under the label E-Cruiter.NET. This approach will impact recruiting and all HCM applications with unified messaging, scheduling, user access and data sharing methodologies.

"Workstream announced its commitment to using the Microsoft.NET strategy a few months ago and we're pleased to be able to execute on this innovation for recruiting and for HCM as a whole," said Michael Mullarkey, CEO and Chairman of Workstream. "Our customers can enjoy the features and benefits of Microsoft Office and .NET servers within their recruiting functions and across legacy platforms. The result is unparalleled functionality and convenience, at a price point unthinkable six months ago."


E-Cruiter.NET Functionality Highlights:


     o Full two-way integration with Microsoft Outlook, whereby calendar access, interview scheduling and task management for recruiters and hiring managers is done using their existing corporate calendars and task lists;

     o Utilization of the corporation's Exchange Server including global address lists, whereby the sending of email notes, resumes and other HR data is handled just like current email addressing and forwarding;

     o Document management workflow using Sharepoint Server, whereby offer letters, custom profiling forms and interview forms are all handled seamlessly and collaboratively;

     o Data integration with legacy HCM systems via Biztalk Server, whereby industry standard data definitions and plug-ins allow for seamless data management between diverse ERP, HRIS or Workforce Management applications. For example, changing an employee's address on the corporate Exchange Server would ripple through automatically to HCM software including E-Cruiter; and,

     o Common user interface and HCM application access through a top-level portal leveraging a single point of authentication (Passport ready). Workstream has considerable investment in designing and provisioning multi-application portals, and layering this on top of Microsoft.NET delivers a unique capability set.
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"Traditionally the approach has been to design and build proprietary applications for HR functions like interview scheduling or offer letter handling," added Mullarkey. "By leveraging Microsoft's huge investment in office workflow we are revolutionising the delivery of services in the HCM market. Workstream is delivering value-added functionality for corporate human capital management instead of re-inventing the wheel."

About Workstream
Workstream Inc. (NASDAQ: WSTM) is a leading provider of Web-enabled tools and professional services for Human Capital Management (HCM). Offering a diversified suite of high-tech and high-touch services to address the full lifecycle of the employer/employee relationship, Workstream ensures more effective management of corporate assets via automation and outsourcing. Workstream's HCM technology backbone enables companies to streamline the management of enterprise human capital processes including recruitment, assessment, integration, deployment and outplacement. Workstream offers a full-range of HCM products and services through its 21 offices and over 220 dedicated human resource professionals across North America. The company's expertise has motivated many blue-chip organizations such as Eli Lilly, Nike, Samsung, KPMG and Sony Music to select Workstream. For more information visit http:www.workstreaminc.com or call toll free 1-866-470-WORK.

This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Workstream's management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to grow our client base and revenue because of the number of competitors and the verity of sources of competition we face; experiencing client attrition; inability to offer services that are superior and cost effective when compared to the services being offered by our competitors; inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; as well as the inability to enter into successful strategic relationships and other risks detailed from time to time in filings with the Securities and Exchange Commission.



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For More Information

Media Contacts:

Maggie O'Lett-Patterson
High Road Communications
A Fleishman-Hillard Company
Tel: 613-236-0909 ext. 314
E-mail: molett@highroad.com


Investor Relations Contacts:

Tammie Brown
Workstream Inc.
Tel: 613-270-0619 ext. 263
Email: tammie.brown@workstreaminc.com

Craig Armitage
Fleishman-Hillard
Tel: 416-214-0701 ext. 322
E-mail: armitagc@fleishman.com